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SFX ENTERTAINMENT, INC. AND THE MARQUEE GROUP, INC. ENTER INTO AN AMENDMENT TO
THE MARQUEE MERGER AGREEMENT


NEW YORK--(BUSINESS WIRE)--Oct. 19, 1998--SFX Entertainment, Inc. (NASDAQ:SFXE) and The Marquee Group, Inc. (AMEX:MRT) today jointly announced that they have amended the merger agreement regarding the proposed acquisition of Marquee by SFX Entertainment.

The merger agreement was amended to provide, among other things, that in the proposed merger, Marquee shareholders will receive 0.1111 shares of SFX Entertainment Class A common stock for each share of Marquee common stock. However, if the average of the last reported sale price of the SFX Class A common stock for fifteen consecutive trading days ending five days before the merger is consummated is greater than $42.75, the Marquee shareholders will be entitled to receive for each share of Marquee common stock the number of shares of SFX Class A common stock equal to the quotient obtained by dividing $4.75 by such average SFX Class A common stock price. The transaction remains subject to the approval of the shareholders of Marquee as well as certain regulatory requirements. It is anticipated that the Marquee shareholders' meeting will be held in December of 1998.

Robert F.X. Sillerman, Executive Chairman of SFX Entertainment, stated, "While the market and financial conditions made it necessary to restructure the terms of the Marquee merger agreement, our enthusiasm for Marquee and its management team remains high and we believe that adding Marquee and its stellar roster of players, broadcasters and events to our existing powerful sports and event management and presentation capabilities will import great benefits to both our clients and our shareholders."

Robert M. Gutkowski, President and Chief Executive Officer of Marquee, stated, "We are pleased to have been able to restructure the transaction and to continue to provide our shareholders with the opportunity to benefit from a combination of Marquee and SFX."

Marquee provides integrated event management, television production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. The company provides production and promotion services to major sporting events, sports television shows and professional and collegiate leagues and organizations. In conjunction with these services, it also offers consulting services for the development and implementation of corporate sponsorship campaigns which are designed to promote an event, team or sponsor. Marquee also represents sports and media personalities and has a roster of clients including athletes, broadcasters and media executives. In addition, Marquee is an established provider of television programming services in the field of international sports.

SFX Entertainment is a leading promoter, producer and venue operator for live entertainment events. It owns and/or operates the largest network of venues in the country used principally for music concerts and other live entertainment events. Upon completion of all pending acquisitions, it will have 72 venues either owned or operated under lease or exclusive booking arrangements in 29 of the top 50 markets, including 15 amphitheaters in 9 of the top 10 markets. The company also develops and manages touring Broadway shows, selling subscription series in 39 of the estimated 60 markets that maintain active touring schedules with approximately 240,000 subscribers last year. Through its large number of venues, its strong market presence and the long operating histories of the businesses it has acquired, SFX operates an integrated franchise that promotes and produces a broad variety of live entertainment events locally, regionally and nationally. During 1997, approximately
30 million people attended 11,300 events promoted and/or produced by SFX, including approximately 5,400 music concerts, 5,600 theatrical shows and over 200 specialized motor sports events. SFX also represents many prominent and impactful athletes through its ownership of FAME.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the company's absence of combined operating history and potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the company's operations, variable economic conditions and consumer tastes, restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.


                               CONTACT: Timothy J. Klabs
                               Director, Investor Relations
                               SFX Entertainment, Inc.
                               (212) 407-9126